UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 19, 2006 (July 13, 2006)

ENERGY TRANSFER EQUITY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32740	30-0108820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2828 Woodside Street

Dallas, Texas 75204

(Address of principal executive offices)(Zip Code)

214-981-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement.

On July 13, 2006, Energy Transfer Equity, L.P., a Delaware limited partnership (the “Partnership”) amended and restated its existing $500 million five-year senior secured revolving credit agreement (the “Credit Agreement”) with Wachovia Bank, National Association, as administrative agent, LC issuer and swingline lender, Bank of America, N.A. and Citicorp North America, Inc., as co-syndication agents, BNP Paribas and The Royal Bank of Scotland PLC New York Branch, as co-documentation agents, and the other lenders party thereto, to add a new $150 million senior secured term loan facility. Borrowings under the new facility bear interest at the rates specified in the agreement. A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The obligations of the Partnership are secured by all tangible and intangible assets of the Partnership and its subsidiaries, including (i) the approximately 36.4 million common units and Class F units of Energy Transfer Partners, L.P. (“ETP”) held by the Partnership; (ii) the Partnership’s 100% member interests in Energy Transfer Partners, LLC (“ETP LLC”), the general partner of Energy Transfer Partners GP, L.P. (“ETP GP”), the general partner of ETP; and (iii) the Partnership’s and ETP LLC’s limited and general partnership interests in ETP GP. Through such security interest in such limited and general partnership interests in ETP GP, the Credit Agreement will have indirect recourse to ETP GP’s 2% general partner interest in ETP and 50% of ETP GP’s outstanding incentive distribution rights in ETP, which the Partnership holds through its ownership interests in ETP GP.

The description of the material terms of the Credit Agreement included in Item 2.03 of this Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described above, on July 13, 2006, the Partnership amended and restated its existing Credit Agreement provided by a syndicate of banks and other financial institutions led by Wachovia Bank, National Association, as administrative agent. The amended and restated Credit Agreement, effective as of July 13, 2006, provides for a five year senior secured revolving credit facility in the maximum principal amount of $500 million and a $150 million senior secured term loan facility.

Borrowings under the revolving credit facility bear interest at either (i) a base rate plus an applicable margin or (ii) an eurodollar rate plus an applicable margin. The applicable margin for borrowings under the revolving credit facility ranges from 0% to 0.50% in the case of base rate advances and 1.25% to 2.00% in the case of eurodollar rate advances. Borrowings under each term loan bear interest at either (i) a base rate plus an applicable margin or (ii) an eurodollar rate plus an applicable margin. The applicable margin for borrowings under a term loan is 0.50% in the case of base rate advances and 2.00% in the case of eurodollar rate advances. The full amount borrowed under the revolving credit facility will mature on February 8, 2011. The term loan facility will mature on February 8, 2012.

The covenants in the Credit Agreement are similar to those in the existing credit agreement and include limitations on indebtedness, liens, restricted payments, restrictions on subsidiary distributions, investments, fundamental changes, disposition of assets, acquisitions, sales and lease-backs, transactions with shareholders and affiliates, or conduct of business; amendments or waivers of corporate, limited liability or limited partnership agreements of the Partnership and its subsidiaries and certain agreements and material contracts, changes in fiscal year, and changes in tax status.

The Credit Agreement also requires compliance with several financial covenants, including a maximum leverage ratio, a maximum consolidated leverage ratio, a minimum interest coverage ratio and a minimum loan to value ratio.

The Partnership used borrowings under the Credit Agreement to fund the purchase of 9,643,757 of its common units from one of its common unitholders for an aggregate purchase price of approximately $238 million, subject to certain adjustments (the “Unit Purchase”). The Unit Purchase closed on July 13, 2006.

The descriptions set forth above in Item 1.01 and this Item 2.03 are qualified in their entirety by the Credit Agreement and related documents, copies of which are filed as exhibits to this report and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1	Credit Agreement dated as of July 13, 2006 by and among the Partnership, Wachovia Bank, National Association, as administrative agent, LC issuer and swingline lender, Bank of America, N.A. and Citicorp North America, Inc., as co-syndication agents, BNP Paribas and The Royal Bank of Scotland PLC New York Branch, as co-documentation agents, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
John W. McReynolds
President and Chief Financial Officer

Dated: July 18, 2006